Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Exela Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-222973), (No. 333-219494), and (No. 333-219157) on Form S-3 and the registration statement (No. 333-222743) on Form S-8 of Exela Technologies, Inc. of our report dated March 19, 2019, with respect to the consolidated balance sheets of Exela Technologies, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations,  comprehensive loss,  stockholders’ deficit,  and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018,  which reports appear in the December 31, 2018 annual report on Form 10‑K of Exela Technologies, Inc. (the Company)

Our report dated March 19, 2019 with respect to the consolidated financial statements refers to a change in the Company’s method of accounting for revenue recognition.

Our report dated March 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the following material weaknesses have been identified and included in management’s assessment:

•     Ineffective control environment related to:

‒      insufficient internal resources with appropriate knowledge and expertise

‒     ineffective supervision of control implementation activities provided by third party contractors; and

‒     ineffective policies and procedures to hold people accountable for their financial reporting and related internal control responsibilities and insufficient training of personnel on the COSO 2013 Framework

•     Ineffective risk assessment process related to:

‒     failure to identify and evaluate risks of misstatement over certain financial reporting processes; and

‒     failure to determine modifications necessary in certain financial reporting processes and related control activities due to changes in the application of U.S. generally accepted accounting principles and in connection with a business acquisition.

•     Ineffective information and communications controls over the reliability and timeliness of information available to financial reporting personnel.

•     Ineffective monitoring activities related to the five COSO 2013 Framework components and underlying principles and the timely remediation of existing control deficiencies.

•     Ineffective written policies and procedures and documentation to demonstrate the consistent and timely operation of the controls.

•     Ineffective general information technology controls and automated controls:

‒     Ineffective complementary entity user controls and ineffective certain general information technology controls related to payroll, revenue and procurement transactions processed by certain service organizations at some or all components;

‒     Ineffective general information technology controls over IT applications supporting procurement and leasing financial reporting processes at certain components; and

‒     Ineffective automated process-level controls and manual controls that are dependent upon the information derived from those affected IT systems

•     Ineffective control activities related to the following consolidated accounts:

‒     the completeness, existence and accuracy of the financial statement close and reporting process and financial statement disclosures;

‒     the completeness, existence and accuracy of revenue and deferred revenue transactions, including customer deposits and accounts receivable;

‒     the completeness, existence and accuracy of the procurement of goods and services and invoice processing and the completeness and accuracy and presentation of accounts payable and accrued liabilities and operating expenses;

‒     the completeness, existence, accuracy and presentation of payroll and related expenses and accrued compensation and benefits;

‒     the completeness, existence and accuracy of lease expense, capital lease obligations and the presentation of operating and capital lease disclosures; and

‒     the completeness and accuracy of outsource contract cost additions in the current year.

•     Ineffective control activities related to:

‒     the completeness, existence and accuracy of fixed assets additions and disposals and related depreciation at the Novitex component; and

‒     the completeness and accuracy of restricted cash and obligation for claim payments and the presentation of restricted cash at the Rust component.

Our report dated March 19, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states that  the Company acquired Asterion International Group during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Asterion International Group’s internal control over financial reporting associated with total assets of $18 million and total revenues of $59.7 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Asterion International Group.

/s/ KPMG LLP

Dallas, Texas
March 19, 2019